EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 8, 2004, (February 22, 2005 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20), relating to the consolidated financial statements of VSB Bancorp, Inc. (the "Company") appearing in the Registration Statement and to the reference to us as experts in auditing and accounting in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 3, 2005